Chuy’s Holdings, Inc. Announces Second Quarter 2019 Financial Results

AUSTIN, Texas, August 8, 2019 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 30, 2019.
Highlights for the second quarter ended June 30, 2019 were as follows:

•	Revenue increased 6.4% to $113.1 million from $106.3 million in the second quarter of 2018.

•	Comparable restaurant sales increased 1.9%.

•
Net income was $6.2 million, or $0.37 per diluted share, compared to net income of $6.5 million, or $0.38 per diluted share, in the second quarter of 2018. Net income in the second quarter of 2019 included closures costs of $0.2 million ($0.2 million, net of tax or $0.01 per diluted share) and a legal settlement of $0.8 million ($0.6 million, net of tax or $0.04 per diluted share).

•	Adjusted net income(1) was $7.1 million, or $0.42 per diluted share compared to net income of $6.5 million, or $0.38 per diluted share, in the second quarter of 2018.

•	Restaurant-level operating profit(1) was $19.5 million compared to $18.6 million in the second quarter of 2018.

•	Three restaurants opened during the second quarter of 2019.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income and restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Through our focus on improving brand awareness and driving frequency in both newer and existing markets, we delivered solid top line growth and positive comparable restaurant sales during the second quarter. We also improved our adjusted net income by almost 10% despite continued hourly labor rate inflation and higher beef costs. Overall, we are pleased with the trajectory of our sales trends and are confident that the initiatives we’ve put in place related to targeted marketing, technology, off-premise sales and labor, coupled with a disciplined development strategy, will give us the foundation to expand and further improve our profitability in the years to come.”
Hislop added, “We opened three new restaurants during the second quarter and have subsequently opened one additional restaurant in the third quarter, bringing our total openings to-date to five new restaurants. All of these new openings are performing well and demonstrate our operators and development team’s ability to instill the Chuy’s culture in such a short time. Looking ahead, we have one additional planned opening to complete our 2019 development schedule.”

Second Quarter 2019 Financial Results
Revenue increased $6.8 million, or 6.4%, to $113.1 million in the second quarter of 2019 compared to the second quarter of 2018. The increase was driven by $7.9 million in incremental revenue from an additional 87 operating weeks provided by new restaurants during the thirteen weeks ended June 30, 2019 as well as an increase in comparable restaurant sales. These increases were partially offset by a decrease in sales related to non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 1.9% for the thirteen weeks ended June 30, 2019 compared to the thirteen weeks ended July 1, 2018. The increase in comparable restaurant sales was primarily driven by a 3.9% increase in average check, partially offset by a 2.0% decrease in average weekly customers. The Company estimates that comparable sales were negatively impacted by approximately 80 basis points due to unfavorable weather conditions, mostly in April, and 20 basis points due to the timing of Easter during the quarter. The comparable restaurant base consisted of 85 restaurants at the end of the second quarter of 2019.
Total restaurant operating costs as a percentage of revenue increased to 82.8% in the second quarter of 2019 from 82.5% in the second quarter of 2018. The increase in restaurant operating costs as a percentage of revenue was primarily driven by the following:

•
Labor costs decreased 90 basis points primarily due to leverage on higher average check, increased labor efficiency at new store openings and lower training expense for new managers, partially offset by hourly labor rate inflation on comparable stores of approximately 3.0% and higher hourly rates in certain markets.

•	Cost of sales increased 40 basis points primarily as a result of increases in the costs of beef and produce, partially offset by decreases in the costs of dairy and cheese, bar and chicken.

•	Marketing expense increased 40 basis points driven by the Company’s new national-level marketing initiatives.

•
Operating costs increased 20 basis points mainly due to higher insurance costs, higher restaurant repair and maintenance costs, higher credit card and delivery service charges, partially offset by favorable pricing on restaurant supplies as a result of a transition to one national distributor in the second half of fiscal year 2018 and increased leverage of operating costs on higher sales.

•	Occupancy costs increased 20 basis points primarily as a result of higher rental expense at certain newly opened restaurants in larger markets and higher property taxes.
General and administrative expenses increased $0.7 million to $5.9 million for the second quarter of 2019 as compared $5.2 million for the same period in 2018. The increase was primarily driven by a $0.6 million increase in performance-based bonuses, and to a lessor degree by increases in management salaries and equity compensation.
During the second quarter of 2019, the Company incurred costs of $0.2 million ($0.2 million, net of tax or $0.01 per diluted share) related to the closure of two restaurants during the first quarter of 2019 as well as $0.8 million ($0.6 million, net of tax or $0.04 per diluted share) related to a legal settlement accrual.
Effective income tax rate for the second quarter of 2019 was 1.2% compared to 10.0% during the comparable period in 2018. The decrease in the effective tax rate for the quarter is primarily related to an increase in employee tax credits in proportion to the estimated taxable income.
As a result of the foregoing, net income was $6.2 million, or $0.37 per diluted share, as compared to $6.5 million, or per $0.38 per diluted share, in the second quarter of 2018.
Adjusted net income increased to $7.1 million, or $0.42 per diluted share, as compared to $6.5 million, or $0.38 per diluted share, in the second quarter of 2018. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.

Development Update
During the second quarter, three new restaurants were opened, one in Hamburg, Kentucky, one in Huntsville, Alabama, and one in Houston, Texas. Subsequent to the end of the second quarter, one additional restaurant was opened in Carmel, Indiana.
Share Repurchase Program
During the second quarter of 2019, the Company repurchased approximately 176,000 shares of common stock for a total of $3.9 million. Since the beginning of the current share repurchase program the Company repurchased approximately 416,000 shares of common stock for a total of $9.3 million through June 30, 2019. As of the end of the second quarter, the Company had $20.7 million remaining under its $30.0 million repurchase program that expires on December 31, 2019.
2019 Outlook
The Company raised its expectation of 2019 adjusted net income per diluted share to $0.93 to $0.97 from $0.91 to $0.95. This compares to adjusted net income per diluted share of $0.88 for fiscal year 2018. The net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 1.5% to 2.5%;

•	Restaurant pre-opening expenses of approximately $3.0 million versus a previous range of $2.1 million to $2.9 million;

•	General and administrative expense of $23.6 million to $24.1 million;

•	An effective tax rate of 0% to 5%;

•	The opening of six new restaurants versus a previous range of five to seven new restaurants;

•	Annual weighted average diluted shares outstanding of 16.9 million to 17.0 million shares versus a previous range of 17.0 million to 17.1 million; and

•	Net capital expenditures (net of tenant improvement allowances) of $26.0 million to $29.0 million versus a previous range of $24.5 million to $30.7 million.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2019 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-263-0877 or for international callers by dialing 323-794-2094. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 1822978. The replay will be available until Thursday, August 15, 2019. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through the Company’s website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related annual assumptions, the strategy to improve profitability, including our marketing, technology, off-premise and labor initiatives and, the number of restaurants we expect to open are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement, closure costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs and closure costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement and closure costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents net income before impairment, legal settlement, closure costs and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.
In addition, the Company does not provide a reconciliation of 2019 adjusted net income or the most directly comparable forward-looking GAAP measure of net income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 30, 2019		July 1, 2018		June 30, 2019		July 1, 2018
Revenue	$113,132	100.0%	$106,340	100.0%	$215,243	100.0%	$200,190	100.0%

Costs and expenses:
Cost of sales	29,174	25.8	26,958	25.4	54,889	25.5	50,531	25.2
Labor	38,854	34.3	37,411	35.2	75,553	35.1	70,879	35.4
Operating	15,897	14.1	14,773	13.9	30,456	14.1	28,125	14.0
Occupancy	8,152	7.2	7,472	7.0	16,134	7.5	14,569	7.3
General and administrative	5,868	5.2	5,235	4.9	12,035	5.6	10,706	5.3
Marketing	1,544	1.4	1,089	1.0	2,995	1.4	2,169	1.1
Restaurant pre-opening	1,182	1.0	1,310	1.2	1,900	0.9	2,731	1.4
Legal settlement	775	0.7	—	—	775	0.4	—	—
Closure costs	216	0.2	—	—	588	0.3	—	—
Depreciation and amortization	5,124	4.5	4,902	4.6	10,201	4.7	9,615	4.9
Total costs and expenses	106,786	94.4	99,150	93.2	205,526	95.5	189,325	94.6
Income from operations	6,346	5.6	7,190	6.8	9,717	4.5	10,865	5.4
Interest expense, net	23	—	19	0.1	62	—	35	—
Income before income taxes	6,323	5.6	7,171	6.7	9,655	4.5	10,830	5.4
Income tax expense	78	0.1	715	0.6	193	0.1	1,191	0.6
Net income	$6,245	5.5%	$6,456	6.1%	$9,462	4.4%	$9,639	4.8%

Net income per common share: Basic	$0.37		$0.38		$0.56		$0.57
Net income per common share: Diluted	$0.37		$0.38		$0.56		$0.56

Weighted-average shares outstanding: Basic	16,804,465		16,936,807		16,838,052		16,936,815
Weighted-average shares outstanding: Diluted	16,859,657		17,072,179		16,902,656		17,067,715

Reconciliation of GAAP net income and net income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Fiscal Year Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018	December 30, 2018
Net income as reported	$6,245	$6,456	$9,462	$9,639	$5,539
Legal settlement	775	—	775	—	—
Impairment and closure costs	216	—	588	—	12,336
Income tax effect on adjustment (1)	(167)	—	(230)	—	(2,897)
Adjusted net income	$7,069	$6,456	$10,595	$9,639	$14,978

Adjusted net income per common share: Basic	$0.42	$0.38	$0.63	$0.57	$0.88
Adjusted net income per common share: Diluted	$0.42	$0.38	$0.63	$0.56	$0.88

Weighted-average shares outstanding: Basic	16,804,465	16,936,807	16,838,052	16,936,815	16,931,589
Weighted-average shares outstanding: Diluted	16,859,657	17,072,179	16,902,656	17,067,715	17,062,347

(1)
Reflects the tax expense associated with the adjustments for a legal settlement and closure costs during the thirteen weeks and twenty-six weeks ended June 30, 2019 and impairment costs in the fiscal year ended December 30, 2018. The tax expense was calculated based on the change in the tax provision calculation after adjusting for the reconciling item.

Reconciliation of GAAP income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Income from operations as reported	$6,346	$7,190	$9,717	$10,865
General and administrative	5,868	5,235	12,035	10,706
Restaurant pre-opening	1,182	1,310	1,900	2,731
Legal settlement	775	—	775	—
Closure costs	216	—	588	—
Depreciation and amortization	5,124	4,902	10,201	9,615
Restaurant-level operating profit	$19,511	$18,637	$35,216	$33,917

Restaurant-level operating margin (1)	17.2%	17.5%	16.4%	16.9%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	June 30, 2019	December 30, 2018
Cash and cash equivalents	$11,752	$8,199
Total assets (1)	455,193	277,084
Long-term debt	—	—
Total stockholders’ equity	198,292	193,851
(1) Includes approximately $170.3 million of operating lease assets recorded during the first quarter of 2019 as a result of the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com